Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

•	Net income of $2.3 million, down $2.2 million, from $4.5 million for second quarter of 2021
•	Diluted earnings per share of $0.52, down $0.48, from $1.00 for second quarter of 2021
•	Gain on sale of real estate owned of $0.1 million, down $1.4 million, from $1.5 million for second quarter of 2021
•	Provision for loan losses of $0.1 million, up $1.0 million, from ($0.9) million for second quarter of 2021
•	Gain on sales of loans of $0.8 million, down $0.9 million, from $1.7 million for second quarter of 2021
•	Net interest margin of 3.10%, down 17 basis points, from 3.27% for second quarter of 2021

Year to Date Summary

•	Net income of $3.8 million, down $4.1 million, from $7.9 million for first six months of 2021
•	Diluted earnings per share of $0.86, down $0.88, from $1.74 for first six months of 2021
•	Gain on sale of real estate owned of $0.1 million, down $1.4 million, from $1.5 million for first six months of 2021
•	Provision for loan losses of $0.4 million, up $1.9 million, from ($1.5) million for first six months of 2021
•	Gain on sales of loans of $1.7 million, down $1.7 million, from $3.4 million for first six months of 2021
•	Net interest margin of 3.02%, down 29 basis points, from 3.31% for first six months of 2021

Net Income Summary

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$2,289	4,528	$3,776	7,946
Diluted earnings per share	0.52	1.00	0.86	1.74
Return on average assets (annualized)	0.88%	1.86%	0.73%	1.68%
Return on average equity (annualized)	8.09%	17.18%	6.73%	15.31%
Book value per share	$21.25	23.24	$21.25	23.24

ROCHESTER, MINNESOTA, July 21, 2022 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.3 million for the second quarter of 2022, a decrease of $2.2 million, compared to net income of $4.5 million for the second quarter of 2021. Diluted earnings per share for the second quarter of 2022 was $0.52, a decrease of $0.48, from the diluted earnings per share of $1.00 for the second quarter of 2021. The decrease in net income between the periods was primarily because of a $1.4 million decrease in other non-interest income due to a decrease in the gains realized on the sale of real estate owned. Other items impacting net income were a $1.0 million increase in the provision for loan losses primarily because of the increase in qualitative reserves and a $0.9 million decrease in the gain on sales of loans due to a decrease in mortgage loan originations and sales. These decreases in net income were partially offset by a $0.9 million decrease in income tax expense as a result of the decrease in pre-tax income between the periods.

President’s Statement

“We are pleased to report the asset growth that we have experienced and the positive impact that it has had on our net interest income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increases in the Prime interest rate during the first six months of 2022 also had a positive impact on our net interest income. The combined impact of these items helped offset the reduction in interest income as a result of recording fewer yield enhancements related to the Paycheck Protection Program (PPP) between the periods.”

Second Quarter Results

Net Interest Income

Net interest income was $7.8 million for the second quarter of 2022, an increase of $0.1 million, or 1.1%, compared to $7.7 million for the second quarter of 2021. Interest income was $8.1 million for the second quarter of 2022, the same as the second quarter of 2021. Interest income remained the same, despite the $62.5 million increase in the average interest-earning assets between the periods, primarily because of a decrease in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.22% for the second quarter of 2022, a decrease of 22 basis points from 3.44% for the second quarter of 2021. The decrease in the average yield is primarily related to the $0.6 million decrease in the yield enhancements recognized on PPP loans that were repaid between the periods.

Interest expense was $0.3 million for the second quarter of 2022, a decrease of $0.1 million, or 28.8%, compared to $0.4 million for the second quarter of 2021. Interest expense decreased, despite the $62.2 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods, primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.13% for the second quarter of 2022, a decrease of 6 basis points from 0.19% for the second quarter of 2021. The decrease in the interest paid on interest-bearing liabilities was primarily because of the repricing of maturing certificates of deposit in the continued low interest rate environment. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2022 was 3.10%, a decrease of 17 basis points, compared to 3.27% for the second quarter of 2021. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets. The decrease in the average yield is primarily related to the $0.6 million decrease in the yield enhancements recognized on PPP loans that were repaid between the periods.

A summary of the Company’s net interest margin for the three and six month periods ended June 30, 2022 and 2021 is as follows:

	For the three month period ended
	June 30, 2022			June 30, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$299,138	816	1.09%	$197,739	502	1.02%
Loans held for sale	2,710	30	4.53	4,821	38	3.14
Single family loans, net	175,948	1,511	3.44	155,205	1,418	3.66
Commercial loans, net	459,406	5,151	4.50	442,794	5,571	5.05
Consumer loans, net	41,869	473	4.53	47,235	530	4.50
Other	27,012	76	1.13	95,750	35	0.15
Total interest-earning assets	1,006,083	8,057	3.22	943,544	8,094	3.44

Interest-bearing liabilities:
Checking accounts	155,832	38	0.10	161,288	48	0.12
Savings accounts	124,170	18	0.06	113,717	18	0.06
Money market accounts	267,024	158	0.24	240,852	141	0.24
Certificate accounts	78,956	73	0.37	95,306	203	0.86
Advances and other borrowings	1,968	5	1.04	0	0	0.00
Total interest-bearing liabilities	627,950			611,163
Non-interest checking	296,715			251,196
Other non-interest bearing deposits	2,350			2,425
Total interest-bearing liabilities and non-interest bearing deposits	$927,015	292	0.13	$864,784	410	0.19
Net interest income		$7,765			$7,684
Net interest rate spread			3.09%			3.25%
Net interest margin			3.10%			3.27%

	For the six month period ended
	June 30, 2022			June 30, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$297,264	1,604	1.09%	$181,220	1,000	1.11%
Loans held for sale	3,335	65	3.93	4,953	75	3.04
Single family loans, net	173,014	2,947	3.43	150,114	2,747	3.69
Commercial loans, net	454,371	9,959	4.42	440,351	10,943	5.01
Consumer loans, net	41,301	945	4.61	49,722	1,152	4.67
Other	35,256	102	0.58	94,495	66	0.14
Total interest-earning assets	1,004,541	15,622	3.14	920,855	15,983	3.50

Interest-bearing liabilities:
Checking accounts	158,061	79	0.10	157,802	92	0.12
Savings accounts	122,610	36	0.06	109,778	34	0.06
Money market accounts	258,929	290	0.23	232,255	270	0.23
Certificate accounts	81,635	165	0.41	97,541	467	0.97
Advances and other borrowings	990	5	1.04	0	0	0.00
Total interest-bearing liabilities	622,225			597,376
Non-interest checking	300,187			243,874
Other non-interest bearing deposits	2,492			2,485
Total interest-bearing liabilities and non-interest bearing deposits	$924,904	575	0.13	$843,735	863	0.21
Net interest income		$15,047			$15,120
Net interest rate spread			3.01%			3.29%
Net interest margin			3.02%			3.31%

Provision for Loan Losses

The provision for loan losses was $0.1 million for the second quarter of 2022, an increase of $1.0 million compared to ($0.9) million for the second quarter of 2021. The provision for loan losses increased between the periods primarily because of an increase in the qualitative reserves due to the perceived negative impact on borrowers from rising inflation and interest rates. The credit provision recorded in 2021 was primarily the result of improvements in the underlying operations supporting many of the loans that were initially negatively impacted by the COVID-19 pandemic in 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on the size and risk characteristics of the portfolio and past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the quarter as a result of an increase in the required qualitative reserves. The qualitative reserves for loan losses related to the disruption in business activity as a result of the COVID-19 pandemic was reduced during the quarter because of a perceived reduction in this risk due to improving conditions. The reduction in pandemic related qualitative reserves was entirely offset by an increase in the qualitative reserves for other economic factors. The other qualitative reserves were increased due to a perceived deterioration of economic conditions during the quarter, including an increase in the rate of inflation, and enacted and expected increases in the federal funds rate. Total non-performing assets were $4.3 million at June 30, 2022, a decrease of $0.5 million, or 11.0%, from $4.8 million at March 31, 2022. Non-performing loans decreased $0.2 million and foreclosed and repossessed assets decreased $0.3 million during the second quarter of 2022.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2022 and 2021 is summarized as follows:

(Dollars in thousands)	2022	2021
Balance at March 31,	$9,584	10,132
Provision	66	(891)
Charge offs:
Consumer	(15)	(11)
Recoveries	9	685
Balance at June 30,	$9,644	9,915
Allocated to:
General allowance	$9,240	9,652
Specific allowance	404	263
	$9,644	9,915

The $0.7 million of recoveries in the second quarter of 2021 relates primarily to a commercial loan in the transportation industry.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2022	2022	2021
Non‑performing loans:
Single family	$565	$478	$340
Commercial real estate	3,286	3,551	3,757
Consumer	436	500	517
Commercial	7	7	7
Total	4,294	4,536	4,621

Foreclosed and repossessed assets:
Commercial real estate	0	290	290
Total non‑performing assets	$4,294	$4,826	$4,911
Total as a percentage of total assets	0.40%	0.47%	0.46%
Total as a percentage of total loans receivable	0.62%	0.66%	0.70%
Allowance for loan loss to non-performing loans	224.61%	211.31%	200.81%

Delinquency data:
Delinquencies (1)
30+ days	$2,504	$913	$1,418
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.36%	0.13%	0.21%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.5 million for the second quarter of 2022, a decrease of $2.2 million, or 46.9%, from $4.7 million for the second quarter of 2021. Other non-interest income decreased $1.4 million due primarily to a decrease in the gains that were realized on the sale of real estate owned between the periods. Gain on sales of loans decreased $0.9 million due primarily to a decrease in mortgage loan originations and sales between the periods. These decreases in non-interest income were partially offset by a slight increase in fees and service charges due primarily to an increase in overdraft fees between the periods. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.

Non-interest expense was $7.0 million for the second quarter of 2022, the same as for the second quarter of 2021. Data processing expenses increased $0.2 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. Compensation and benefits expense increased $0.1 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. These increases in non-interest expense were partially offset by a $0.2 million decrease in occupancy and equipment expense due primarily to a decrease in rent expense between the periods as a result of purchasing the combined corporate and branch location in Rochester, Minnesota in the fourth quarter of 2021. Other non-interest expense decreased slightly between the periods primarily because of a decrease in mortgage servicing expenses as a result of having less loans in the servicing portfolio being prepaid. Professional services expense decreased slightly between the periods primarily because of a decrease in employee recruiting fees paid.

Income tax expense was $0.9 million for the second quarter of 2022, a decrease of $0.9 million from $1.8 million for the second quarter of 2021. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2022 was 0.88%, compared to 1.86% for the second quarter of 2021. Return on average equity (annualized) was 8.09% for the second quarter of 2022, compared to 17.18% for the second quarter of 2021. Book value per common share at June 30, 2022 was $21.25, compared to $23.24 at June 30, 2021. The reduction in the book value per common share between the periods is primarily related to the increase in the unrealized losses on the available for sale securities portfolio that were recorded in equity as other comprehensive losses.

Six Month Period Results

Net Income

Net income was $3.8 million for the six month period ended June 30, 2022, a decrease of $4.1 million, or 52.5%, compared to net income of $7.9 million for the six month period ended June 30, 2021. Diluted earnings per share for the six month period ended June 30, 2022 was $0.86, a decrease of $0.88 per share compared to diluted earnings per share of $1.74 for the same period in 2021. The decrease in net income between the periods was primarily because of a $1.9 million increase in the provision for loan losses due to an increase in qualitative reserves, a $1.7 million decrease in the gain on sales of loans due to a decrease in mortgage loan originations and sales, a $1.4 million decrease in other non-interest income primarily because of a decrease in the gains that were realized on the sale of real estate owned, and a $0.5 million increase in compensation and benefits expense primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production. These decreases in net income were partially offset by a $1.6 million decrease in income tax expense as a result of the decrease in pre-tax income between the periods.

Net Interest Income

Net interest income was $15.0 million for the first six months of 2022, a decrease of $0.1 million, or 0.5%, compared to $15.1 million for the same period of 2021. Interest income was $15.6 million for the first six months of 2022, a decrease of $0.4 million, or 2.3%, from $16.0 million for the first six months of 2021. Interest income decreased, despite the $83.7 million increase in the average interest-earning assets between the periods, primarily because of a decrease in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.14% for the first six months of 2022, a decrease of 36 basis points from 3.50% for the first six months of 2021. The decrease in the average yield is primarily related to the $1.2 million decrease in the yield enhancements recognized on PPP loans that were repaid between the periods.

Interest expense was $0.6 million for the first six months of 2022, a decrease of $0.3 million, or 33.4%, compared to $0.9 million for the same period of 2021. Interest expense decreased, despite the $81.2 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods, primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.13% for the first six months of 2022, a decrease of 8 basis points from 0.21% for the first six months of 2021. The decrease in the interest paid on interest-bearing liabilities was primarily because of the repricing of maturing certificates of deposit in the continued low interest rate environment. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2022 was 3.02%, a decrease of 29 basis points, compared to 3.31% for the first six months of 2021. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets. The decrease in the average yield is primarily related to the $1.2 million decrease in the yield enhancements recognized on PPP loans that were repaid between the periods.

Provision for Loan Losses

The provision for loan losses was $0.4 million for the first six months of 2022, an increase of $1.9 million compared to ($1.5) million for the first six months of 2021. The provision for loan losses increased between the periods primarily because of an increase in the qualitative reserves due to the perceived negative impact on borrowers of rising inflation and interest rates. The credit provision recorded in 2021 was primarily the result of improvements in the underlying operations supporting many of the loans that were initially negatively impacted by the COVID-19 pandemic in 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on the size and risk characteristics of the portfolio and past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the period as a result of an increase in the required quantitative reserves due to an increase in the loan portfolio and changes in the risk characteristics of certain loans. The qualitative allowance for loan losses related to the disruption in business activity as a result of the COVID-19 pandemic was reduced during the period because of a perceived reduction in this risk due to improving conditions. The reduction in pandemic related qualitative reserves was entirely offset by an increase in the qualitative reserves for other economic factors. The other qualitative reserves were increased due to a perceived deterioration of economic condition during the first six months of 2022, including an increase in the rate of inflation, and enacted and expected increases in the federal funds rate. Total non-performing assets were $4.3 million at June 30, 2022, a decrease of $0.6 million, or 12.6%, from $4.9 million at December 31, 2021. Non-performing loans decreased $0.3 million and foreclosed and repossessed assets decreased $0.3 million during the first six months of 2022.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2022 and 2021 is summarized as follows:

(Dollars in thousands)	2022	2021
Balance at January 1,	$9,279	10,699
Provision	362	(1,467)
Charge offs:
Consumer	(16)	(42)
Recoveries	19	725
Balance at June 30,	$9,644	9,915

The $0.7 million of recoveries in the first six months of 2021 relates primarily to a commercial loan in the transportation industry

Non-Interest Income and Expense

Non-interest income was $4.9 million for the first six months of 2022, a decrease of $3.1 million, or 38.8%, from $8.0 million for the first six months of 2021. Gain on sales of loans decreased $1.7 million due primarily to a decrease in mortgage loan originations and sales between the periods. Other non-interest income decreased $1.4 million due primarily because of a decrease in the gains that were realized on the sale of real estate owned between the periods. These decreases in non-interest income were partially offset by a $0.1 million increase in fees and service charges due primarily to an increase in overdraft fees between the periods. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.          Non-interest expense was $14.2 million for the first six months of 2022, an increase of $0.7 million, or 5.8%, from $13.5 million for the first six months of 2021. Compensation and benefits expense increased $0.5 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. Professional services expense increased $0.3 million between the periods primarily because of an increase in legal expenses relating to a bankruptcy litigation claim that was settled during the first quarter of 2022. Data processing expenses increased $0.2 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. These increases in non-interest expense were partially offset by a $0.3 million decrease in occupancy and equipment expense due primarily to a decrease in rent expense between the periods as a result of purchasing the combined corporate and branch location in Rochester, Minnesota in the fourth quarter of 2021. Other non-interest expense decreased slightly between the periods primarily because of a decrease in mortgage servicing expenses as a result of having less loans in the servicing portfolio being prepaid.

Income tax expense was $1.6 million for the first six months of 2022, a decrease of $1.6 million from $3.2 million for the first six months of 2021. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2022 was 0.73%, compared to 1.68% for the same six month period in 2021. Return on average equity (annualized) was 6.73% for the six month period ended June 30, 2022, compared to 15.31% for the same six month period in 2021. Book value per common share at June 30, 2022 was $21.25, compared to $23.24 at June 30, 2021. The reduction in the book value per common share between the periods is primarily related to the increase in the unrealized losses on the available for sale securities portfolio that were recorded in equity as other comprehensive losses.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “estimate,” “intend,” “look,” “believe,” “anticipate,” “project,” “continue,” “may,” “will,” “would,” “could,” “target,” “goal,” “should,” and “trend,” or similar statements or variations of such terms and include, but are not limited to, those relating to: maintaining credit quality; maintaining net interest margins; the adequacy and amount of available liquidity and capital resources to Home Federal Savings Bank (the Bank); the Company’s liquidity and capital requirements; enacted and expected changes to the federal funds rate; the anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, the Bank’s clients, and the allowance for loan losses; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest earning assets; the amount and compositions of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2022	2021
	(unaudited)
Assets
Cash and cash equivalents	$94,954	94,143
Securities available for sale:
Mortgage-backed and related securities (amortized cost $237,544 and $247,275)	215,504	245,397
Other marketable securities (amortized cost $55,696 and $40,691)	53,852	40,368
	269,356	285,765

Loans held for sale	2,709	5,575
Loans receivable, net	678,512	652,502
Accrued interest receivable	2,396	2,132
Mortgage servicing rights, net	3,234	3,280
Premises and equipment, net	16,950	17,373
Goodwill	802	802
Core deposit intangible	0	10
Prepaid expenses and other assets	5,704	5,427
Deferred tax asset, net	7,392	2,529
Total assets	$1,082,009	1,069,538

Liabilities and Stockholders’ Equity
Deposits	$978,863	950,666
Accrued interest payable	53	63
Customer escrows	2,133	2,143
Accrued expenses and other liabilities	5,112	6,635
Total liabilities	986,161	959,507
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,775	40,740
Retained earnings, subject to certain restrictions	134,661	131,413
Accumulated other comprehensive loss	(17,852)	(1,583)
Unearned employee stock ownership plan shares	(1,159)	(1,256)
Treasury stock, at cost 4,617,686 and 4,564,087 shares	(60,668)	(59,374)
Total stockholders’ equity	95,848	110,031
Total liabilities and stockholders’ equity	$1,082,009	1,069,538

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
Interest income:
Loans receivable	$7,165	7,557	13,916	14,917
Securities available for sale:
Mortgage-backed and related	708	440	1,435	831
Other marketable	108	62	169	169
Other	76	35	102	66
Total interest income	8,057	8,094	15,622	15,983

Interest expense:
Deposits	287	410	570	863
Advances and other borrowings	5	0	5	0
Total interest expense	292	410	575	863
Net interest income	7,765	7,684	15,047	15,120
Provision for loan losses	66	(891)	362	(1,467)
Net interest income after provision for loan losses	7,699	8,575	14,685	16,587

Non-interest income:
Fees and service charges	810	783	1,576	1,522
Loan servicing fees	396	384	782	779
Gain on sales of loans	814	1,665	1,682	3,438
Other	496	1,910	851	2,258
Total non-interest income	2,516	4,742	4,891	7,997

Non-interest expense:
Compensation and benefits	4,162	4,096	8,450	7,917
Occupancy and equipment	897	1,104	1,947	2,211
Data processing	576	368	930	715
Professional services	260	283	789	486
Other	1,088	1,129	2,119	2,130
Total non-interest expense	6,983	6,980	14,235	13,459
Income before income tax expense	3,232	6,337	5,341	11,125
Income tax expense	943	1,809	1,565	3,179
Net income	2,289	4,528	3,776	7,946
Other comprehensive (loss) income, net of tax	(6,251)	421	(16,269)	(820)
Comprehensive (loss) income available to common stockholders	$(3,962)	4,949	(12,493)	7,126
Basic earnings per share	$0.52	1.01	0.86	1.76
Diluted earnings per share	$0.52	1.00	0.86	1.74

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
I. OPERATING DATA:
Interest income	$8,057	8,094	15,622	15,983
Interest expense	292	410	575	863
Net interest income	7,765	7,684	15,047	15,120

II. AVERAGE BALANCES:
Assets (1)	1,044,524	977,622	1,042,629	955,320
Loans receivable, net	677,223	645,234	668,686	640,187
Securities available for sale (1)	299,138	197,739	297,264	181,220
Interest-earning assets (1)	1,006,083	943,544	1,004,541	920,855
Interest-bearing liabilities and non-interest bearing deposits	927,015	864,784	924,904	843,735
Equity (1)	113,541	105,693	113,072	104,661

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.88%	1.86%	0.73%	1.68%
Interest rate spread information:
Average during period	3.09	3.25	3.01	3.29
End of period	2.98	3.56	2.98	3.56
Net interest margin	3.10	3.27	3.02	3.31
Ratio of operating expense to average total assets (annualized)	2.68	2.86	2.75	2.84
Return on average equity (annualized)	8.09	17.18	6.73	15.31
Efficiency	67.92	56.17	71.39	58.22
	June 30,	December 31,	June 30,
	2022	2021	2021
IV. EMPLOYEE DATA:
Number of full time equivalent employees	169	164	171

V. ASSET QUALITY:
Total non-performing assets	$4,294	4,911	1,753
Non-performing assets to total assets	0.40%	0.46%	0.18%
Non-performing loans to total loans receivable	0.62%	0.70%	0.27%
Allowance for loan losses	$9,644	9,279	9,915
Allowance for loan losses to total assets	0.89%	0.87%	1.01%
Allowance for loan losses to total loans receivable	1.40	1.40	1.53
Allowance for loan losses to non-performing loans	224.61	200.81	565.75

VI. BOOK VALUE PER SHARE:
Book value per share common share	$21.25	24.11	23.24

	Six Months Ended June 30, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2021
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	8.86%	10.29%	11.00%
Average stockholders’ equity to average assets (1)	10.84	10.92	10.96
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits(1)	108.61	109.17	109.14
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.85	13.18	14.28
Tier 1 capital leverage ratio	9.71	9.47	10.01
Tier 1 capital ratio	12.85	13.18	14.28
Risk-based capital	14.06	14.43	15.53

1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.